FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2007

Bio-Matrix Scientific Group, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8885 Rehco Road, San Diego, California 92121
(Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 398-3517 ext. 308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the Following provisions:

[ ]    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.02.  UNREGISTERED SALE OF EQUITY SECURITIES

During the period beginning January 1, 2007 and ending April 4, 2007, we, Bio-Matrix Scientific Group, Inc., sold 1,752,867 restricted shares (the "Shares") of our common stock, par value $0.0001 per share (the "Common Stock"), at a purchase price of $0.25 per share.

740,666 of the Shares were sold for cash consideration of $185,166 to five purchasers.
The net proceeds of the sale of shares sold for cash consideration, which were $185,166, will be utilized for general working capital purposes. We estimate that these net proceeds will not be sufficient to fulfill our capital needs through the next twelve months.

27,033 of the Shares were issued to two purchasers as consideration for services rendered valued at $6,758.

985, 168 of the Shares were issued to Bombardier Pacific Ventures in full satisfaction of $246,292 owed by us to Bombardier Pacific Ventures on April 4, 2007. David R. Koos, our Chairman of the Board of Directors, President, CEO, Secretary, and Acting CFO, is the sole beneficial owner of Bombardier Pacific Ventures.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company. No commission or other consideration was paid in connection with the sale of the Shares

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof. Our management and Board of Directors made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By:/s/ David Koos
David Koos
Chief Executive Officer
Dated: April 10, 2007